Exhibit 23.2
                      [LETTERHEAD OF KPMG FIDES PEAT]

                       INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Mettler-Toledo International Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Mettler-Toledo International Inc. of our reports dated February 6, 1998 relating to the consolidated balance sheets of Mettler-Toledo International Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, net assets/shareholders' equity and cash flows for the year ended December 31, 1995, for the period January 1, 1996 to October 14, 1996, for the period October 15, 1996 to December 31, 1996, and for the year ended December 31, 1997, and the related schedule which reports appear in the December 31, 1997 annual report on Form 10-K of Mettler-Toledo International Inc.


/s/ KPMG Fides Peat
Zurich, Switzerland
May 14, 1998